EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

North Texas Energy, Inc.
ATTN: Mr. Kevin Jones
5057 Keller Springs Rd, Suite 300
Addison, TX.75001
July 25, 2012

I , Eugene Egeberg Certified Public Accountant having expressed  an opinion on the financial statements of North Texas Energy Inc. for the period ending December 31 2011 and re-stated on July 25th , 2012 and Remington Oil and Gas period ending December 31, 2009, 2010, and 2011, do hereby authorize and consent to the discussion of such opinion in the prospectus, the reproduction of the opinion as an exhibit to the registration statement, and being named in the registration statement.

Sincerely,

/s/ Eugene M Egeberg
Eugene M Egeberg

Certified Public Accountant
2400 Boston Street, Suite 102
Baltimore, Maryland 21224
(410) 218-1711